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                                                                   Exhibit 14.01

                                 VISTACARE, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                              VISTACARE'S MISSION:

  The passionate pursuit of excellence in nurturing the physical, spiritual and emotional well-being of our patients and their families while being responsible stewards of our human and financial resources.

      In pursuing our mission, we strive to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. Employees, officers, directors, volunteers and all other company agents and representatives must act in conformity with the principles expressed in this Code of Business Conduct and Ethics (the "Code"). In addition, every supervisor and manager is responsible for helping employees understand and comply with the Code.

      This Code is an overview of VistaCare's principles of business conduct and ethics; it is intended to set standards of conduct and is not a restatement of VistaCare policies and procedures. This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

      It is the obligation of each and every director, officer and employee of VistaCare to become familiar with the goals and policies of the company and integrate them into every aspect of our business. VistaCare regards violation of the law, company policies or this Code as a serious matter since violations may put the company and employees at risk. Therefore, if you violate them, you subject yourself to disciplinary action and possible dismissal. Those who work with us, such as contractors, consultants, agents, volunteers, representatives and suppliers, are also required to follow these standards. Certain violations may be referred to legal authorities for investigation and civil or criminal prosecution.


CONFLICTS OF INTEREST

      Directors, officers and employees of VistaCare have a duty of loyalty to the company, and must therefore avoid any actual or apparent conflict of interest with the company. A conflict of interest exists when your personal interests are in conflict with VistaCare's interests or when your personal interests interfere with your ability to perform your duties and responsibilities at work. Conflicts of interest also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company.


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      Specific situations that could be considered conflicts of interest include:

      -     Accepting gifts and services from suppliers or contractors

      - Employment by or ownership of a business that competes with VistaCare

      -     Use of company assets for personal purposes

      - Selection of suppliers and persons seeking to do business with the company based on any considerations other than the best interests of the company

      Additionally, certain situations may create the appearance of a conflict when it appears to persons outside the company that a conflict exists. In these situations as well, you should apply the principles of this Code in deciding how to correct the situation based on the company's best interest.

      If a conflict of interest arises, employees and officers must immediately report the circumstances to the General Counsel of the company. The Chief Executive Officer and members of the Board of Directors must report any such circumstances to the Corporate Governance Committee.


CORPORATE OPPORTUNITIES

      No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of company property, information or position; (b) use company property, information or position for personal gain; or (c) compete with the company. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.


USE OF INSIDE INFORMATION

      It is the company's goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. Insider trading generally refers to the buying or selling of a security by a person who is aware of material non-public information relating to the security.

      Three basic rules to follow:

      - Don't buy or sell securities while in possession of material non-public information.

      - Don't pass such information on to others who may buy or sell securities.

      - If such information has been publicly disclosed, allow sufficient time for the information to be disseminated and absorbed by the marketplace before acting on it or passing that information on to others.


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      The company has adopted a policy regarding securities trading that applies to directors, officers and employees. This policy explains in detail the company's rules regarding securities trading and can be viewed on the company's intranet. All affected persons are required to read, understand and comply with the trading policy.


ACCOUNTING PRACTICES

      VistaCare's policy is to fully and fairly disclose the financial condition of the company in compliance with applicable accounting principles, laws, rules and regulations. All books and records of VistaCare shall be kept in such a way as to fully and fairly reflect all company transactions.


CORPORATE DISCLOSURE STANDARDS

      VistaCare's policy is to make full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and in its other public communications. All employees, officers and directors involved with such disclosure must ensure that our corporate disclosure is made in accordance with such standards. Only designated VistaCare representatives are authorized to disclose to the public, whether through filings with or submissions to the SEC, press releases, interviews or otherwise, significant news and information about VistaCare. Each affected person shall comply with any additional policies and procedures that may be adopted from time to time in that regard.


FAIR DEALING

      Each director, officer and employee shall endeavor to deal fairly and in good faith with VistaCare customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.


CONFIDENTIALITY

      Our information and business data, and the security of that information and data, is important to our success. We must safeguard confidential information against improper disclosure. All directors, officers and employees should maintain the confidentiality of information entrusted to them by the company. As a condition of employment, all VistaCare employees are required to enter into a confidentiality agreement with the company.


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PATIENT PRIVACY

      VistaCare receives health and other information about patients and their families. All medical records and information regarding patients and patient families is to be treated as confidential.

      VistaCare has adopted policies and procedures regarding confidentiality of health information in compliance with federal and state law. All affected persons are required to comply with these policies.


COMPLIANCE WITH LAWS AND REGULATIONS

      VistaCare takes a proactive stance on compliance with all applicable laws, rules and regulations.

      1. VistaCare's commitment to comply with all Federal, State and private insurer standards:

Eligibility for and election of the hospice benefit

      VistaCare provides complete and accurate information to patients about the palliative nature of hospice care, the Medicare Hospice Benefit and eligibility requirements. VistaCare ensures that the patients who elect the Medicare or Medicaid Hospice Benefit meet eligibility requirements and continue to be eligible while under the care of VistaCare.

Fraud and Abuse

      VistaCare will not provide to or accept gifts, services or any form of remuneration from potential patients or referral sources. VistaCare will not knowingly employ or contract with any person or entity, or knowingly receive certifications and/or orders from any physician, who has been excluded from the Medicare or Medicaid programs.

Medicare, Medicaid and state hospice regulations

      All persons are required to comply with VistaCare's policies and procedures regarding Medicare, Medicaid and state hospice regulations

      2. Work-place policies and applicable laws and regulations:

Equal Employment Opportunity


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      VistaCare provides equal employment opportunities to all applicants and equal advancement opportunities to all employees without regard to race, color, religion, gender, national origin, age, disability, or veteran status. In addition, VistaCare complies with applicable federal, state and local laws governing nondiscrimination in employment in every location in which it has operations.

Unlawful Harassment

      VistaCare is committed to a policy of prohibiting any personnel from engaging in any unlawful or sexual harassment of other personnel, job applicants, or patients. Any personnel violating this policy may be subject to immediate termination. If personnel feel they have been unlawfully or sexually harassed, they must notify the appropriate person as provided by company policies and procedures as soon as reasonably possible.

      VistaCare will not tolerate sexual harassment or any other unlawful harassment and complaints of harassment will be promptly investigated. Any employee who engages in any form of sexual harassment or other unlawful harassment will be subject to disciplinary action, up to and including discharge. Supervisors and managers have a special obligation under the law to report all possible sexual harassment or other unlawful harassment as provided by company policies and procedures even if they have not received a complaint.

Drug and Alcohol Abuse

      VistaCare's goal is to maintain a work environment that is safe for our employees, patients, visitors and others having business with us, and an environment that is conducive to high work standards. To this end, VistaCare prohibits the unlawful manufacture, distribution, dispensation, possession, sale or use of narcotics, illegal drugs, drug paraphernalia or alcohol in the workplace or while engaged in company business. It is also against company policy for an employee to report to work under the influence of drugs or alcohol. Further, such conduct is prohibited during non-work time to the extent that, in the company's opinion, it impairs an employee's ability to perform on the job or threatens the reputation or integrity of VistaCare.

The Environment

      The company requires its operations to be in compliance with all national, regional, and local regulations relating to the environment, such as those affecting air emissions, water purity and waste disposal. Compliance with legal requirements is only a minimum standard. All employees are expected to be alert to environmental issues.


HEALTH AND SAFETY


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      VistaCare is committed to providing safe and healthful working conditions for its employees, contractors and visitors. The company will conduct its operations in a manner that protects human health and the quality of life.

      The company recognizes that the responsibilities for safe and healthful working conditions are shared in the following ways:

      1. The company will establish and implement health and safety programs and provide the safeguards required to ensure safe and healthful conditions;

      2. Supervisors and managers will create an environment where employees have genuine concern for safety and all operations are performed with the utmost regard for the safety and health of all personnel involved; and

      3. All employees are expected to conduct their work in a safe manner and comply with all health and safety programs, policies, procedures and laws.

      No employee may bring a firearm, weapon or explosive substance into the workplace.


WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any waiver of this Code with respect to an employee who is not an executive officer or director of the company may be granted only by the company's CEO.

      Any waiver of this Code with respect to an executive officer or director of the company may be granted only by a committee of independent members of the company's Board of Directors.


REPORTING OF POSSIBLE ISSUES

      Every director, officer and employee has a duty to adhere to this Code and all existing company policies, and to report to the company any suspected violations in accordance with applicable procedures.

Questions

      An employee who has a question regarding the applicability or interpretation of this Code should contact the company's General Counsel, either in person, in writing, or by telephone at 480-648-8721 or by fax at 480-648-4555.

Reporting of Violations


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      If an employee knows of a violation or possible violation of this Code, the employee must immediately report it to his or her supervisor, another managerial employee, a human resources representative or the General Counsel. Any manager or human resources representative receiving such a report must immediately advise the General Counsel at 480-648-8721 or by fax at 480-648-4555. Written reports should be addressed to VistaCare, Inc., 4800 N. Scottsdale Road, Suite 5000, Scottsdale, AZ 85251 and marked "CONFIDENTIAL - TO BE OPENED BY THE GENERAL COUNSEL."

      There shall be no reprisals for good-faith reporting of actual or possible violations.

      Although it is strongly preferred that the caller identify himself or herself, a call may be made anonymously by stating at the outset that the caller prefers to remain unidentified but wishes to report a violation or discuss or inquire about the Code.


Investigations of Reports of Violations

      All reports of allegations of violations will be promptly investigated by the company and will be treated confidentially to the extent consistent with the company's interests and its legal obligations. The General Counsel will determine the appropriate nature of the investigation.

      Employees are expected to cooperate in the investigation of alleged violations. It the result of the investigation indicates that corrective action is required, the company will decide what steps it should take, including, when appropriate, legal proceedings to rectify the problem and avoid the likelihood of its recurrence.

Discipline for Violations

      Disciplinary action may be taken for:

      1. Authorization or participation in actions that violate the Code.

      2. Failure to report a violation of the Code.

      3. Refusal to cooperate in the investigation of a possible violation.

      4. Failure by a violator's supervisors(s) to detect and report a violation, if such failure reflects inadequate supervision.

      5. Retaliation against an individual for reporting a possible violation.

      The nature of any disciplinary action taken will depend on the nature of the violation and the circumstances involved. When appropriate, the disciplinary action may


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include dismissal. Any disciplinary action will be reviewed and approved by the employee's supervisor, the Human Resources Department and the General Counsel.

Acknowledgement of Receipt of Code

      The company requires that all employees, officers and directors sign an Acknowledgement of Receipt confirming that they have received, read and understand the Code, that they will comply with it and that they understand conduct violating the Code may result in disciplinary action.

      In addition, persons subject to the Code may be asked periodically to certify that since their previous certification they have complied with the Code and have no knowledge of any violation that has not been appropriately reported.


                             ADDITIONAL INFORMATION

                                EMPLOYEE HOTLINE

IN SITUATIONS WHERE YOU DO NOT WANT TO USE THE NORMAL CHANNELS OF COMMUNICATION, YOU CAN CALL 1-866-872-6498 (TOLL FREE IN THE U.S.) Or 480-648-8646.

The employee hotline will connect you with the company's General Counsel, who will respond to your questions or collect information and initiate appropriate follow-up action. All calls will be handled in a confidential manner and, if you wish, you will not need to identify yourself. If you call at times other than 8:00 a.m. to 5:30 p.m. (MST) or if the General Counsel is unavailable, you can leave a confidential voicemail message.

                                 OTHER RESOURCES

If you wish to register any complaints directly to the Audit Committee of the Board of Directors regarding accounting, internal accounting controls or auditing matters, or if you wish to deliver an anonymous submission of concerns regarding questionable accounting or auditing matters, you may write to the chairman of the Audit Committee at the address published on the company's website.

If you wish to make any concerns known to the directors of VistaCare, Inc. who are not members of VistaCare management, you may directly contact these directors by writing to them at the addresses published on the company's website.


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